Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dunkin’ Brands Group, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-176246, 333-187615, 333-204454, and 333-204456 on Form S-8 of Dunkin’ Brands Group, Inc. and subsidiaries of our reports dated February 21, 2017, with respect to the consolidated balance sheets of Dunkin’ Brands Group, Inc and subsidiaries as of December 31, 2016 and December 26, 2015, and the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Dunkin’ Brands Group, Inc.

/s/ KPMG LLP

Boston, Massachusetts
February 21, 2017